EXHIBIT 10.34

INVESTMENT AGREEMENT

This Investment Agreement made this __ day of August, 2014, by and among Players Network Inc., a Nevada corporation, Green Leaf Farms Holdings, LLC, a Nevada limited liability company and Randall C. Donald, or his nominee.

RECITALS:

Whereas Players Network Inc. (“Players”) is a public reporting company and subject to a separate Subscription Agreement, of even date hereof, Randall C. Donald (“Investor”) has agreed to purchase, and Players has agreed to sell, Two Million Five Hundred Thousand (2,500,000) shares in Players for the sum of Fifty Thousand Dollars ($50,000) all as more particularly set forth in the Subscription Agreement attached hereto and incorporated herein by this reference as exhibit 1; and

Whereas Green Leaf Farms Holdings, LLC, is a Nevada limited liability company (“Green Leaf”), and wishes to obtain an investment in the amount of Sixty Thousand Dollars ($60,000) from Investor on the terms and conditions set forth herein; and

Whereas Players is currently a member in Green Leaf, holding a Seventy Eight Percent (78%) membership interest in that company, and Investor is currently a member of Green Leaf, holding a One Percent (1%) interest therein; and

Whereas, Investor is the President of Design Builders, Ltd., a Nevada corporation, licensed to do business as a general contractor in the State of Nevada; and

Whereas Green Leaf and Players, as its majority member, are timely making an applications with the City of North Las Vegas and the State of Nevada seeking to be licensed as a medial marijuana grower, retail seller and/or other medial marijuana related businesses (collectively “Licenses”); and

Whereas Green Leaf and Players have agreed to use the Green Leaf investment proceeds, Sixty Thousand Dollars ($60,000), solely for expenses related to the applications for the Licenses as more specifically set forth in paragraph 2 below; and

Whereas Randy Donald is willing to invest in both Players and Green Leaf only if he is guarantied that said sum will only be used for the Permitted Use of Funds and on the other terms and conditions set forth herein.

NOW, THEREFORE, in consideration of good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.          Purchase of Green Leaf Membership. Green hereby sells, and Investor hereby purchases a one percent (1%) membership interest in Green Leaf for a purchase price of Sixty Thousand Dollars ($60,000). (The parties acknowledge that Investor already owns a one percent (1%) membership interest in Green Leaf and upon consummation of this transaction herein, Investor will own two percent (2%)). The parties agree that an operating agreement will be prepared for Green Leaf forthwith, and must be unanimously approved in writing by all of the members in Green Leaf, including Investor.

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2.          Permitted Use of Funds. Green Leaf and Players agree that the $60,000 investment proceed tendered by Investor for his membership interest in Green Leaf shall only be used to: cover any remaining application fees for the Licenses for both state and local jurisdictions; pay any required down payments to lock up real property contemplated for use by Green Leaf for any of the Licenses it may receive, including a parcel at APEX consisting of 3.2 acres, or “like” parcel in North Las Vegas, and; to cover other appropriate operational expenses for Green Leaf (“Permitted Use of Funds”). Green Leaf agrees to provide Investor with an accounting of the use of such funds within forty-eight hours of his request in writing for the same.

3.          Construction of Facilities. Players and Green Leaf agree that Design Builders shall have the exclusive right to construct all facilities, and improvements thereto, to be used by Green Leaf in connection with all of the businesses of Green Leaf in any jurisdiction (including, but not limited to, all medical marijuana growing, producing, selling and other facilities (collectively “Marijuana Businesses”).

4.          Failure to Secure Licenses. If Green Leaf is not granted all necessary Licenses and permits for the Marijuana Businesses, or upon the expiration of one (1) year from the mutual execution of this Agreement, whichever is first to occur, Investor shall: receive all refundable deposits paid by Green Leaf in connection with the applications for all such Licenses and permits; receive all refundable deposits paid by Green Leaf in connection with any real property deposits. Additionally, Players shall tender to Investor Sixty Thousand Dollars ($60,000) in shares in Players, discounted by twenty percent (20%) of their then current market price based on a 10-day moving average, with a maximum price of two and one-half cents (.025) per share. By way of example, if the shares are then trading at two and one-half cents (.025) per share on the 10-day moving average, the Investor shall receive the number of shares at two cents (.02) per share.

5.          Taking Green Leaf Public. Subject to all regulatory, shareholder and member approval, as the case may be, if and when Green Leaf is granted any of the Licenses, Players and Green Leaf thereafter agree to file a Form 10 on behalf of Green Leaf taking it public. Thereafter, Players and Green Leaf agree to merge.

6.          Enforcement. This Agreement and the Subscription Agreement, exhibit 1, constitute the entire agreement among the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings, oral, written and implied, between the parties hereto with respect to the subject matter hereof.

7.          Severability. If any provision or provisions of this Agreement shall be held by a court of competent jurisdiction to be invalid, void, illegal or otherwise unenforceable for any reason whatsoever: (a) the validity, legality and enforceability of the remaining provisions of this Agreement (including without limitation, each portion of any section of this Agreement containing any such provision held to be invalid, illegal or unenforceable, that is not itself invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby and shall remain enforceable to the fullest extent permitted by applicable law; and (b) to the fullest extent possible, the provisions of this Agreement (including, without limitation, each portion of any section of this Agreement containing any such provision held to be invalid, illegal or unenforceable, that is not itself invalid, illegal or unenforceable) shall be construed so as to give effect to the intent manifested thereby.

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8.          Modification and Waiver. No supplement, modification, termination or amendment of this Agreement shall be binding unless executed in writing by all of the parties hereto. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provisions hereof (whether or not similar) nor shall such waiver constitute a continuing waiver.

9.          Assignment. Investor may, in his sole and absolute discretion, assign his rights hereunder to an entity in which he is a shareholder, partner or member, or to a trust in which he is a trustee. The parties agree that the Investor is only an investor in Green Leaf and will have no involvement in the Marijuana Businesses operations.

10.          Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if (i) delivered by hand and receipted for by the party to whom said notice or other communication shall have been directed, or (ii) mailed by certified or registered mail with postage prepaid, on the second business day after the date on which it is so mailed:

If to Green Leaf, to:

If to the Players, to:

If to Investor, to: Randall C. Donald, 513 Regents Gate Drive, Henderson, NV 89012

or to such other address as may have been furnished by any party to the others as the case may be.

11.          Identical Counterparts. This Agreement may be executed in one or more counterparts, each of which shall for all purposes be deemed to be an original but all of which together shall constitute one and the same Agreement. Only one such counterpart signed by the party against whom enforceability is sought needs to be produced to evidence the existence of this Agreement.

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12.          Headings. The headings of the paragraphs of this Agreement are inserted for convenience only and shall not be deemed to constitute part of this Agreement or to affect the construction thereof.

13.          Governing Law. The parties agree that this Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Nevada without application of the conflict of law principles thereof. The parties further agree that Clark County, Nevada shall be the proper forum for any litigation filed in connection with this Agreement.

14.          Attorney’s Fees. If any party in connection with this Agreement initiates litigation, the prevailing parting in such litigation shall be entitled to its or their actual attorney’s fees and costs incurred in connection therewith.

The parties hereto have set their hands this ___ day of August, 2014.

PLAYERS NETWORK INC.	GREEN LEAF FARMS HOLDINGS, LLC

By: ____________________________	By: ____________________________
Mark Bradley C.E.O.	Mark Bradley, Managing Member

_______________________________
Randall C. Donald

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